EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-133184 on Form S-1 and the Registration Statement No. 333-136297 on Form S-1 of Neiman Marcus, Inc. and subsidiaries and in the related Prospectus Supplements filed pursuant to Rule 424(b) of our reports dated October 20, 2009, with respect to the consolidated financial statements and schedule of Neiman Marcus, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Neiman Marcus, Inc. and subsidiaries included in this Annual Report (Form 10-K) for the year ended August 1, 2009.

/s/ ERNST & YOUNG LLP

Dallas, Texas

October 20, 2009